Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 30, 2018 (June 11, 2018 as to the effects of the reverse stock split described in Note 18), relating to the financial statements of Aptinyx Inc. appearing in the Prospectus, which is a part of Registration Statement No. 333-225150 on Form S-1 (Amendment No. 1) of Aptinyx Inc.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 20, 2018